UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

CALPINE CORPORATION

(A Delaware Corporation)

Commission File Number: 001-12079

I.R.S. Employer Identification No. 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 24, 2005, the Registrant issued the press release attached hereto as Exhibit 99.1 reporting financial and operating results for the quarter and year ended December 31, 2004. The text of the release, with corrections to (a) the reconciliation of GAAP Cash Provided by Operating Activities to EBITDA, As Adjusted, and (b) the reconciliation of EBITDA, As Adjusted for Non-Cash and Other Charges, is attached hereto as Exhibit 99.1.

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

     (a) On February 23, 2005, the Registrant's Management, with the concurrence of the Audit Committee of the Board of Directors, concluded that the Registrant was required to restate earnings for the three and nine months ended September 30, 2004, to make a correction to the tax provision within discontinued operations. The correction will lower the effective tax rate on discontinued operations and improve net results of the Registrant by approximately $36.5 million, or $0.09 per share, for the nine months ended September 30, 2004. The Registrant had provided for taxes on the discontinued operations income at statutory rates, rather than a lower effective rate, to reflect the benefits of permanent differences associated with tax laws versus GAAP accounting rules. See the schedule included in “Supplemental Data” in Exhibit 99.1 hereto for further details. The Registrant will also make reclassifications of the tax provision between continuing and discontinued operations for prior reporting periods, which will not change total net income in these prior periods.

     The Registrant intends to file an amended Form 10-Q for the period ended September 30, 2004, to restate the tax provision within discontinued operations for the affected periods.

     The Registrant has discussed the matters described herein with PricewaterhouseCoopers LLP, the Registrant’s Independent Registered Public Accounting Firm.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired .

Not Applicable

(b)	Pro Forma Financial Information .

Not Applicable

(c)	Exhibits .

Exhibit	Description
99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Date: March 1, 2005		Senior Vice President and Controller
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release